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EXHIBIT 10.1

Information marked [XXX CONFIDENTIAL TREATMENT REQUESTED] has been omitted pursuant to a request for confidential treatment. Such omitted information has been filed separately with the Securities and Exchange Commission.

[LETTERHEAD]

November 13, 1998

Ticketmaster Corporation
3701 Wilshire Boulevard
Seventh Floor
Los Angeles, California 90010

Attn:	Mr. Terry Barnes
President and Chief Executive Officer

Gentlemen:

    This letter agreement (the "Agreement") sets forth the mutually binding agreement between SFX Entertainment, Inc., a Delaware corporation, on behalf of itself and the SFX Affiliates (collectively, "SFX"), and Ticketmaster Corporation, a Delaware corporation ("Ticketmaster"), for the amendment and extension of the existing ticketing agreements with respect to each of SFX's venues which are currently under contract with Ticketmaster, a ticketing services agreement for those SFX venues which are not presently under contract with Ticketmaster, and SFX's related promoters in the United States and internationally.

    Subject to the terms and conditions set forth herein, and in consideration of the mutual promises and covenants set forth herein, SFX and Ticketmaster hereby agree as follows:

    1.  Definitions.  As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below, unless otherwise defined herein:

  (a)
  "Agreement"— This letter agreement dated as of November 13, 1998, as this letter agreement may be superseded, replaced or amended by the Master Agreement intended to be negotiated and executed by the parties hereto.

  (b)
  "Attraction"— A concert, theatrical presentation, motor sports or other sports event or other entertainment feature to be held at a Facility in the continental United States or internationally (provided Ticketmaster is providing ticket service operations in the international location) in respect of which SFX owns or Controls the Right to Sell Tickets to the public or which is held at an "SFX Facility" or a "Non-SFX Facility"; provided, however, an Attraction shall not include any event at the Lakewood Amphitheater located in Atlanta, Georgia, or the Starplex Amphitheater located in Dallas, Texas.

  (c)
  "Business Day"— Any day other than a Saturday, a Sunday or any other day on which the banks in the State of New York are closed.

  (d)
  "Controls the Right to Sell Tickets"— means that SFX has the ability, whether by contract, ownership, management or otherwise, to determine the manner in which and/or means by which Tickets may be sold to the public at any Facility. To the extent that SFX does not have such ability, SFX shall use its reasonable best efforts in its capacity as Facility manager, consultant, minority partner or otherwise to recommend and secure the exclusive use of the TM System by such Facility for such Attraction; provided, however, that after SFX exercises its reasonable best efforts in the manner described above, on an Attraction by Attraction basis, its failure to secure said rights shall not be deemed to be a breach of this Agreement.

  (e)
  "Customer Convenience Charge"— The amount charged to a Ticket purchaser by Ticketmaster for the use of the TM System.

  (f)
  "Effective Date"— means January 1, 1999.

  (g)
  "Facility(ies)"— Any and all amphitheaters, theaters, arenas, stadiums and other facilities of any nature whatsoever where an Attraction is to be held, including, but not limited to, SFX Facilities and Non-SFX Facilities, whether now existing or existing at any time during the term hereof.

  (h)
  "Non-SFX Facility(ies)"— Any Facility other than an SFX Facility with which Ticketmaster has a ticketing services agreement in effect at the time of the performance of the Attraction.

  (i)
  "Outlet"— A physically existing retail Ticket selling agency where Tickets for an Attraction are made available through the TM System and are offered for sale to the public.

  (j)
  "SFX Affiliate(s)"— any entity or person which is directly or indirectly controlled by, under common control with or controls SFX, or any other such entity or person, including, but not limited to, the entities set forth on Exhibit A hereto.

  (k)
  "SFX Facility(ies)"— Any Facility (i) which SFX owns, operates, manages, controls or leases, or for which any such entity otherwise has any other right to sell, or Controls the Right to Sell Tickets, whether as of the date hereof or at any time in the future during the term of the Agreement, and (ii) with which, at the time of the performance of the Attraction, Ticketmaster does not have a ticketing services agreement.

  (l)
  "Telephone Sales"— All sales of Tickets through the TM System by telephone, television, computer and/or the Internet.

  (m)
  "TM Affiliate(s)"— Any entity which is directly or indirectly controlled by Ticketmaster, other than any entity which is solely a licensee of the TM System and the Ticketmaster mark and which does not otherwise satisfy any of the conditions set forth in the first part of this sentence.

  (n)
  "TM System"— The computer hardware, software, related procedures and personnel, repair and maintenance services established and maintained by Ticketmaster for the purpose of selling, auditing and controlling the sale of Tickets for Attractions.

  (o)
  "Ticket"— A printed evidence of the right to occupy space at or to attend an Attraction.

    2.  Ticketing Services Agreement.  SFX hereby grants to Ticketmaster, and Ticketmaster accepts from SFX, the exclusive right during the term of this Agreement to sell, as SFX's agent, all Tickets made available generally to the public through any and all means, including but not limited to at Outlets and/or by Telephone Sales, for any Attraction scheduled or presented by SFX at any Facility; provided, however, that SFX shall have the right to conduct box office, season, subscription, affinity and club programs, box seats and group sales of Tickets, but may not use the services of any third party computerized or electronic ticketing service or entity to conduct such sales. SFX and Ticketmaster shall use their respective reasonable best efforts to draft and execute a long form Master Agreement to amend and extend the existing Agreements on the terms and conditions contained herein, and to apply this Agreement to any Facility not already under contract with Ticketmaster and as set forth herein. In the event of any inconsistencies or conflicts between this Agreement and any existing agreement between SFX and Ticketmaster, then the terms of this Agreement shall prevail unless and until such Master Agreement is executed. This Agreement shall constitute a legal, valid, binding and enforceable agreement between the parties. All SFX Facilities which upon the Effective Date of this Agreement either have existing ticket servicing agreements with Ticketmaster or a Ticketmaster Affiliate, or which do not have ticket servicing agreements with any third party, shall be subject to the terms and conditions of this Agreement and the Master Agreement as of the Effective Date. In the event that during the term of this Agreement, SFX or an SFX Affiliate has or acquires any facility, company, promoter or other entity which owns, has a contract with or is otherwise lawfully bound to any ticketing service or system other than the TM System, SFX shall not be obligated to change such arrangement or to divest itself of, or to decline to enter into, any such transaction; provided, however, that at such time as SFX or an SFX Affiliate is no longer obligated to use the services of any third party ticketing provider, or presently has or in the future may have the ability to enter into an agreement with Ticketmaster, then any such applicable facility, company, promoter or entity shall become an SFX Facility or SFX Affiliate, as applicable, and shall be bound by the terms and conditions of this Agreement and the Master Agreement.

    3.  Term and Effective Date.  This Agreement shall extend each of the existing SFX agreements with Ticketmaster for a period from the current respective expiration dates (as set forth on Exhibit B hereto) through December 31, 2005, respectively pursuant to the terms and conditions of this Agreement and the Master Agreement. This Agreement shall be effective as of the Effective Date and shall be for a term of seven (7) years commencing as of January 1, 1999. Ticketmaster shall have the option in its sole discretion to renew the Agreement for an additional period of three (3) years on the terms and conditions in effect in the last year of the Agreement, including any such annual increases to the Customer Convenience Charges and handling fees provided herein, provided that upon exercise of that option to extend the term, Ticketmaster shall pay to SFX in consideration for the right to extend the Agreement, a non-refundable payment in the amount of [XXX CONFIDENTIAL TREATMENT REQUESTED] at any time within the six (6) month period prior to the expiration of the initial term.

    4.  Revenue Sharing Agreement.  SFX and Ticketmaster agree to share the "per ticket" Customer Convenience Charges, and the "per order" handling fees with respect to the services provided by both Ticketmaster and SFX (defined as the quotient of the total amount of handling fees collected by Ticketmaster per year divided by the number of orders processed by Ticketmaster per year) (collectively, "Per-Order Ticket Revenues"), on all Tickets for Attractions for which such charges and fees are received and retained according to the following methodology: The first [XXX CONFIDENTIAL TREATMENT REQUESTED] of Per-Order Ticket Revenues shall be retained by Ticketmaster, and the next [XXX CONFIDENTIAL TREATMENT REQUESTED] of Per-Order Ticket Revenues or portion thereof shall be paid to SFX. All Per-Order Ticket Revenues above [XXX CONFIDENTIAL TREATMENT REQUESTED] shall be divided equally between SFX and Ticketmaster. Settlement and payment of all amounts owed to SFX under this Section 4 shall be made on a weekly basis, with a reconciliation and any adjustments made on a quarterly basis. In the event that Ticketmaster does not receive a minimum amount of [XXX CONFIDENTIAL TREATMENT REQUESTED] of Per-Order Ticket Revenues per year on an annual blended basis for each of the initial [XXX CONFIDENTIAL TREATMENT REQUESTED] years of the Agreement, then SFX shall pay to Ticketmaster an amount equal to the total amount of any such shortfall (up to a maximum of [XXX CONFIDENTIAL TREATMENT REQUESTED] per year and in an aggregate amount not to exceed [XXX CONFIDENTIAL TREATMENT REQUESTED]). Commencing in year [XXX CONFIDENTIAL TREATMENT REQUESTED] of this Agreement, SFX shall pay any amounts to be paid hereunder ratably over years [XXX CONFIDENTIAL TREATMENT REQUESTED], [XXX CONFIDENTIAL TREATMENT REQUESTED] and [XXX CONFIDENTIAL TREATMENT REQUESTED] from the amounts otherwise payable to SFX under Sections 4, 5 and 6 of this Agreement. The parties shall mutually agree to the amount and timing of any increases to be made to the Customer Convenience Charges and the handling fees over the term of this Agreement. The initial Customer Convenience Charges, the handling fees at an agreed to minimum of [XXX CONFIDENTIAL TREATMENT REQUESTED] per order and minimal annual increases shall be set forth on a schedule to be attached to the Master Agreement; provided, however, that in the event the parties are unable to reach agreement on the amount of the annual increases for the then existing Customer Convenience Charges and handling fees, such increases each year commencing as of January 1, 1999 shall be the greater of [XXX CONFIDENTIAL TREATMENT REQUESTED]% per annum or the percentage increase in the national Consumer Price Index over the immediately preceding twelve months as promulgated by the United States Department of Labor, Bureau of Labor Statistics.

    5.  Rights to Premium Service Charge.  The amount of any additional service charge with respect to VIP or premium Tickets sold to Attractions which entitle the purchaser to additional services or perquisites at any Facility (i.e., premium parking, special entrances, priority seating, wait service, etc.), or with respect to special events for which such additional service charge is separately negotiated by SFX and agreed to by the owner or operator of the Facility, and which are in excess of the applicable base Customer Convenience Charge per Ticket for that Attraction, shall be divided as follows: [XXX CONFIDENTIAL TREATMENT REQUESTED]% shall be retained by Ticketmaster, and [XXX CONFIDENTIAL TREATMENT REQUESTED]% shall be paid to SFX. Settlement and payment of all amounts owed to SFX under this Section 5 shall be made on a weekly basis.

    [XXX CONFIDENTIAL TREATMENT REQUESTED]

    7.  Signing Bonus; Annual Advances.  In consideration for SFX entering into and performing this Agreement, Ticketmaster shall, on the fifth Business Day after the date of the execution of this Agreement, pay to SFX a non-refundable signing bonus in the amount of [XXX CONFIDENTIAL TREATMENT REQUESTED]. Additionally, on the fifth Business Day of January, 1999, and on the fifth Business Day of January of each of the years 2000, 2001, 2002 and 2003, Ticketmaster shall advance to SFX the sum of [XXX CONFIDENTIAL TREATMENT REQUESTED]. The advances made to SFX on the fifth Business Day of January of each of the first five years of the term of the Agreement shall be fully recoupable without interest by Ticketmaster throughout the course of the year and shall be offset against any and all amounts otherwise due to SFX under Sections 4, 5 and 6 hereof until all amounts are recouped in full; provided, however, that all amounts from advances which have not been recouped by Ticketmaster in the event of a termination of the Agreement prior to the expiration of its term shall be paid by SFX to Ticketmaster in full promptly following the effective date of such termination.

    8.  Internet Marketing.  SFX shall have the right to place links to Ticketmaster's Ticketmaster.com web site from SFX owned or operated facilities for the purpose of selling Tickets to Attractions, and Ticketmaster shall place links from its Ticketmaster.com web site to SFX owned and operated web sites to enable purchasers of Tickets to Attractions to gain access to SFX's transaction page. Ticketmaster shall provide SFX with a box on the Ticketmaster web site at which Tickets for SFX's Attractions are sold for SFX's use in connection with its sponsorship sales, and shall also provide prominent space for SFX to include ticket header sponsorship information on the web page outside the box for SFX's use in connection with the sale of Tickets to SFX's Attractions.

    9.  Credit Card Charges.  With respect to all Tickets which are purchased through the use of American Express, Master Card, Visa, or Discover Card, SFX shall instruct Ticketmaster to increase the Customer Convenience Charge by an amount equal to [XXX CONFIDENTIAL TREATMENT REQUESTED], provided that Ticketmaster may increase such amount by the amount of any increase in inter-bank fees.

    10.  Additional Business Opportunities.  Ticketmaster and SFX agree to use their reasonable best efforts to develop future merchandising and promotional opportunities, including but not limited to joint ventures for licensing, merchandising and affinity and similar programs to be sold through Ticketmaster Direct and other sources (including various existing and to-be-formed Internet sites), and to use reasonable efforts to cause additional promotional programming and other opportunities through Home Shopping Network, USA Network and other assets of USAI on commercially reasonable terms.

    11.  Access to Data Bases.  At SFX's request, Ticketmaster shall deliver to SFX without cost the data bases for all Attractions in accessible electronic form and in a reasonably expeditious manner for SFX's use, subject to Ticketmaster obtaining any requisite consents prior to such delivery. Alternatively,

SFX may from time to time request that Ticketmaster provide SFX with certain reasonable services utilizing the SFX data bases and the Ticketmaster data bases, and upon such request Ticketmaster shall provide such services and shall be compensated for providing such services at its direct cost (excluding corporate overhead allocations) plus [XXX CONFIDENTIAL TREATMENT REQUESTED]%. Additionally, from time to time, Ticketmaster and SFX shall cooperate to develop affinity merchandising and similar programs to be shared jointly between the parties utilizing both SFX's and Ticketmaster's data bases, and the profits from any sales generated by such particular programs shall be shared equally between the parties after deducting the direct costs thereof (excluding corporate overhead allocations).

    12.  Affinity Programs.  At SFX's request, Ticketmaster shall mail information about current or future affinity programs (i.e., programs which provide additional benefits to the purchaser of a Ticket) which SFX provides to Ticketmaster to any consumer who purchases a Ticket through Telephone Sales to an Attraction at an SFX Facility or a Non-SFX Facility (provided SFX first receives the written consent to so solicit from the third party having a ticketing agreement with Ticketmaster for such Attraction at the Non-SFX Facility), at Ticketmaster's direct cost (excluding corporate overhead allocations) plus [XXX CONFIDENTIAL TREATMENT REQUESTED]%. Ticketmaster and SFX shall cooperate in expanding such services utilizing Ticketmaster's phone operators and other Ticketmaster assets and personnel (such as Ticketmaster's monthly Guide) on economic terms and conditions to be mutually agreed to by the parties.

    13.  Storage Fee; Additional Ticketmaster Income; Promotion Efforts.  Ticketmaster agrees to eliminate the account storage fee or any similar fee which is being charged to SFX or any SFX Affiliate as of the Effective Date. SFX agrees that it will provide an amount of business opportunities to Ticketmaster's various businesses (other than the ticketing business, i.e., Ticketmaster Direct) which will result, on an annual basis, in additional operating income to Ticketmaster of at least [XXX CONFIDENTIAL TREATMENT REQUESTED], based on Ticketmaster's representation that its business operates at no less than a [XXX CONFIDENTIAL TREATMENT REQUESTED]% margin. Such additional operating income shall come from services which Ticketmaster provides to SFX for licensing, merchandising and affinity and similar programs and/or other revenue sources described herein. SFX shall use its reasonable best efforts to promote the use of IVR and Internet sales of Tickets at all SFX Facilities and for all SFX Attractions.

    14.  Representations and Warranties of SFX.  SFX represents and warrants to Ticketmaster that:

  (a)
  SFX and each of the SFX Affiliates is a corporation duly organized and in good standing in its state of incorporation and has adequate power to enter into and perform this Agreement;

  (b)
  This Agreement has been duly authorized, executed and delivered on behalf of SFX and constitutes the legal, valid and binding agreement of SFX, enforceable in accordance with its terms;

  (c)
  The entering into and performance of this Agreement will not violate any judgment, order, law or regulation applicable to SFX or any provision of SFX's charter or bylaws, or result in any breach of, constitute a default under, or result in the creation of any line, charge, security interest or other encumbrance upon any assets of SFX pursuant to any instrument to which SFX is a party or by which it or its assets may be bound;

  (d)
  SFX has the right to sell, or Controls the Right to sell, Tickets to each SFX Facility which is subject to the terms of this Agreement at which any of its Attractions are held, and is duly authorized to execute, perform and deliver this Agreement; and

  (e)
  SFX has the right, authority and power to enter into this Agreement on behalf of and bind itself and each of the SFX Affiliates.

    15.  Representations and Warranties of Ticketmaster.  Ticketmaster represents and warrants to SFX that:

  (a)
  Ticketmaster is a corporation duly organized and in good standing in its state of incorporation and has adequate power to enter into and perform this Agreement;

  (b)
  This Agreement has been duly authorized, executed and delivered on behalf of Ticketmaster and constitutes the legal, valid and binding agreement of Ticketmaster, enforceable in accordance with its terms;

  (c)
  The entering into and performance of this Agreement will not violate any judgment, order, law or regulation applicable to Ticketmaster or any provision of Ticketmaster's charter or bylaws, or result in any breach of, constitute a default under, or result in the creation of any line, charge, security interest or other encumbrance upon any assets of Ticketmaster pursuant to any instrument to which Ticketmaster is a party or by which it or its assets may be bound;

  (d)
  Ticketmaster is duly authorized to execute, perform and deliver this Agreement; and

  (e)
  Ticketmaster has the right, authority and power to enter into this Agreement on behalf of and bind each of the TM Affiliates.

    16.  Miscellaneous.

      (a)  Notices.  Any notice required or permitted to be given by the provisions of this Agreement shall be conclusively deemed to have been received by a party hereto on the day it is delivered by hand or fax to such party at the addresses or fax numbers indicated below (or at such other address or fax number such party shall specify to the other party in writing including by fax), or, if sent by registered or certified mail, on the third Business Day after the day on which mailed, addressed to such party at such address:

If to SFX, at:	SFX Entertainment, Inc. 650 Madison Avenue 16th Floor New York, New York 10022 Attn: Michael G. Ferrel, President & CEO Fax No. (212) 486-4869
with a copy to:	SFX Entertainment, Inc. 650 Madison Avenue 16th Floor New York, New York 10022 Attn: Richard A. Liese, Esq. Fax No. (212) 486-4830
If to Ticketmaster, at:	Ticketmaster Corporation 3701 Wilshire Boulevard Seventh Floor Los Angeles, California 90010 Attn: Terry Barnes, President & CEO Fax No. (213) 480-4884

with a copy to:	Ticketmaster Corporation 8800 Sunset Boulevard West Hollywood, California 90069 Attn: Eugene Cobuzzi, COO Fax No. (310) 360-6509
with a copy to:	Ticketmaster Corporation 555 West 57th Street New York, New York 10019 Attn: Daniel R. Goodman, Esq. Fax No. (212) 399-1395
and with a copy to:	Ticketmaster Corporation 8800 West Sunset Boulevard West Hollywood, California 90069 Attn: Stuart DePina, CFO Fax No. (310) 360-0625

      (b)  Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any action that is or may be commenced by any party pertaining to this Agreement and the subject matter hereof shall be commenced in a Federal or state court located in New York County, New York. The parties hereto hereby consent to the jurisdiction of such court.

      (c)  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be deemed to be one and the same Agreement.

      (d)  Amendments.  This Agreement shall not be changed, modified, altered or amended in any respect without the mutual consent of the parties hereto, which consent shall be evidenced by a written amendment to this Agreement executed by the parties.

      (e)  Entire Agreement.  This written Agreement and the Exhibit hereto constitute the sole and only agreement of the parties relating to the matters covered hereby. Any prior or contemporaneous agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

      (f)  Joint and Several Obligations.  Notwithstanding anything to the contrary contained in this Agreement, all agreements, covenants, duties and obligations of SFX hereunder shall be the joint and several agreements, covenants, duties and obligations of SFX and each of the SFX Affiliates.

      (g)  Existing Agreements.  Upon the execution of this Agreement, and except as otherwise provided herein, including the extension of the existing Agreement on the terms set forth herein, all existing ticketing servicing agreements between Ticketmaster and any of SFX or the SFX Affiliates shall automatically terminate as of the Effective Date hereof with respect to activities following such date, and shall be of no further force or effect with respect to activities following such date.

      (h)  Confidentiality.  It is the intent of the parties hereto that the terms, conditions and provisions of this Agreement shall remain confidential and shall not be disclosed to any other person without the prior consent of the non-disclosing party. However, the parties acknowledge that (i) in operating under this Agreement and the Master Agreement, multiple employees of each of them will be privy to some or all of the provisions hereof and (ii) certain regulatory processes (including, but not limited to, those related to the Securities and Exchange Commission) may require disclosure of some or all of the provisions hereof, and that any disclosure pursuant thereto, or any inadvertent disclosure by a recipient thereof of any non-material terms, shall not constitute a breach of this Agreement. In the event either party is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose all or any portions of this Agreement, the party from whom the disclosure is sought shall provide the other party with immediate oral, followed by prompt written, notice of any such request or requirements so that such party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy, the party from whom disclosure is sought is, nonetheless, legally compelled to disclose all or any portions of this Agreement, such party may, without liability hereunder, disclose the Agreement or only that portion of the Agreement which it is legally required to disclose.

      (i)  Severability.  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Further, in the event that any provision of this Agreement shall be held to be unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.

    17.  Indemnity.

    (a)  SFX shall protect, indemnify, save and hold Ticketmaster and the TM Affiliates, including all of their respective officers, directors, shareholders, employees and/or agents, harmless from and against any and all claims, actions, damages, expenses (including court costs and reasonable attorneys' fees), obligations, losses, liabilities and liens imposed or incurred by, or asserted against, Ticketmaster, the TM Affiliates or their successors or assigns, by any person or entity, caused by or occurring as a result of SFX's use of the TM System at a Facility, except to the extent that such claim shall relate to Ticketmaster's gross negligence or wilful misconduct with respect thereto, the performance of this Agreement or the breach of any covenant, representation or warranty contained in this Agreement by SFX, its agents, employees or any other person (other than Ticketmaster or a TM Affiliate) acting under the direction and on behalf of SFX.

    (b)  Ticketmaster shall protect, indemnify, save and hold SFX and the SFX Affiliates, including all of their respective officers, directors, shareholders, employees and/or agents, harmless from and against any and all claims, actions, damages, expenses (including court costs and reasonable attorneys' fees), obligations, losses, liabilities and liens imposed or incurred by, or asserted against, SFX, the SFX Affiliates or their successors or assigns, by any person or entity, caused by or arising out of any alleged patent, trademark, or copyright infringement, asserted against SFX with respect to SFX's use of the TM System, except to the extent that any such claim shall relate to SFX's negligence or wilful misconduct with respect thereto, the performance of this Agreement or the breach of any covenant, representation or warranty contained in this Agreement by Ticketmaster, its agents, employees or any other person (other than SFX or an SFX Affiliate) acting under the direction and on behalf of Ticketmaster.

    18.  Press Releases.  It is the intention of the parties to issue a press release regarding the general nature of the terms and conditions of this Agreement after the execution by both parties of this Agreement. Notwithstanding the foregoing, neither party shall make or issue any public statements, disclosure or press release with respect to the matters contemplated herein without the prior consent of the other, which consent shall not be unreasonably withheld, provided that (i) press releases in conformity with the disclosure requirements of the Securities and Exchange Commission, in a form which shall be previously approved by Ticketmaster and SFX, may be issued by SFX and/or Ticketmaster if deemed necessary, (ii) that the parties hereto shall continue such communications with directors, employees, customers, suppliers, franchisees, lenders, lessors, shareholders, partners and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other parties for the proper consummation of the transactions contemplated herein, and (iii) as required by law.

    19.  Expenses.  Each of SFX and Ticketmaster shall be solely responsible for and bear all of their respective expenses, including, without limitations, expenses of legal counsel, accountants and other advisors, incurred at any time in connection with all negotiations and documentation relating to the parties' entering into this Agreement and the Master Agreement.

    In order to confirm your agreement to the terms and conditions set forth herein, kindly execute and return the signed copy hereof to the undersigned.

Very truly yours,
SFX ENTERTAINMENT, INC.
		By:	/s/ MICHAEL G. FERREL Michael G. Ferrel
		Its:	President and Chief Executive Officer
AGREED TO AND ACCEPTED THIS 13th DAY OF NOVEMBER, 1998:
TICKETMASTER CORPORATION
By:	/s/ TERRY BARNES Terry Barnes
Its:	President and Chief Executive Officer

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Information marked [XXX CONFIDENTIAL TREATMENT REQUESTED] has been omitted pursuant to a request for confidential treatment. Such omitted information has been filed separately with the Securities and Exchange Commission.
[LETTERHEAD] November 13, 1998